Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Big Lots Boosts Liquidity, Adds Borrowing Capacity with New Term Loan Facility

Enhances ability to pursue extreme bargain deals and unmistakable value for consumers as part of its five key actions

Columbus, Ohio, April 18, 2024 – Big Lots, Inc. (NYSE: BIG), America's Discount Home Store, announced today it has increased its borrowing capacity by up to $200 million with a new “first in, last out” term loan facility (The “FILO Term Loan Facility”) through 1903P Loan Agent, LLC, an affiliate of Gordon Brothers Capital. The FILO Term Loan Facility significantly enhances the Company’s liquidity position and is incremental to the borrowing capacity within the Company’s current $900 million asset-based revolving loan facility (“ABL”).

Big Lots achieved significant sequential improvement in its results during 2023 and, as reported on its March 7, 2024, earnings call, expects further improvements during 2024. On its March 7 earnings call, Big Lots also indicated that it was continuing to evaluate additional actions to bolster its liquidity.

“We remain fully committed to improving our results and returning the Company to health and prosperity,” said Jonathan Ramsden, chief financial and administrative officer of Big Lots. “The financing announced today gives us additional flexibility as we continue our focus on delivering extreme bargains and unmistakable value to our customers. We are confident that our five key actions will drive significant improvement in sales and gross margin in the coming quarters.”

Big Lots has identified five key actions to reclaim its bargain heritage, which include owning bargains and closeouts and communicating unmistakable value. Through its extreme value sourcing, Big Lots is focused on becoming the premier partner for closeouts and liquidations, growing bargain offerings to 75% of sales, and creating an annual pipeline of closeout deals worth more than $1 billion at original retail value across furniture, décor, and pantry essentials.

The Company continues to aggressively manage both capital and expenses and remains on track to realize at least $200 million in profitability improvements identified through its Project Springboard initiative. Project Springboard was launched in spring 2023 with an external consulting firm whose engagement is now substantially complete.

Citigroup Global Markets, Inc. acted as the exclusive financial advisor to the Company on the FILO Term Loan Facility. PNC Bank remains the Company’s ABL lead. More details about the FILO Term Loan Facility will be included in a forthcoming 8-K filing with the Securities and Exchange Commission.

ABOUT BIG LOTS

Headquartered in Columbus, Ohio, Big Lots, Inc. (NYSE: BIG) is America's Discount Home Store, operating more than 1,300 stores in 48 states, as well as an ecommerce store with expanded fulfillment and delivery capabilities. The Company's mission is to help customers "Live Big and Save Lots" by offering bargains to brag about on everything for their home, including furniture, décor, pantry essentials, kitchenware, pet supplies, and more. For more information about the Company or to find the store nearest you, visit biglots.com.

CONTACTS:
Molly Jennings
Big Lots Media Relations
mjenning@biglots.com
(614) 671-6249

Alvin Concepcion
Big Lots Investor Relations
aconcepc@biglots.com
(614) 278-2705